EXHIBIT 99.1
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
                                   ITRON, INC.
 RECONCILIATION BETWEEN GAAP NET INCOME (LOSS) AND PRO FORMA NET INCOME AND EPS


(Unaudited, in thousands, except per share data)           Three Months Ended      Twelve Months Ended
                                                                December 31,            December 31,
PRO FORMA NET INCOME                                        2004         2003        2004        2003
                                                         ----------   ---------   ---------   ---------
GAAP basis income (loss) before income taxes             $ (12,142)   $ (2,347)   $ (9,406)   $ 17,899

Adjustments to income (loss) before income taxes
  Amortization of intangibles                               16,630       2,574      27,901       9,618
  Amortization of debt placement fees                          633         190       1,745         680
  Restructurings                                             3,253           -       7,258       2,208
  In-process research and development                        6,400           -       6,400         900
  Non-cash stock based compensation                            227           -         227           -
  Litigation accrual                                             -           -           -         500
                                                         ----------   ---------   ---------   ---------
     Total adjustments                                      27,143       2,764      43,531      13,906

Adjusted income before income taxes                         15,001         417      34,125      31,805
Income tax provision                                        (5,884)       (164)    (13,572)    (12,480)
                                                         ----------   ---------   ---------   ---------
Pro forma net income                                     $   9,117    $    253    $ 20,553    $ 19,325
                                                         ==========   =========   =========   =========


PRO FORMA EARNINGS PER SHARE
Basic
Weighted average number of basic shares outstanding         21,204      20,556      20,922      20,413

Basic pro forma net income per share                     $    0.43    $   0.01    $   0.98    $   0.95
                                                         ==========   =========   =========   =========

Diluted
Weighted average number of basic shares outstanding         21,204      20,556      20,922      20,413
Employee stock option shares                                 1,069       1,304       1,136       1,327
                                                         ----------   ---------   ---------   ---------

Weighted average number of diluted shares outstanding       22,273      21,860      22,058      21,740

Pro forma net income                                     $   9,117    $    253    $ 20,553    $ 19,325
                                                         ==========   =========   =========   =========

Diluted pro forma net income per share                   $    0.41    $   0.01    $   0.93    $   0.89
                                                         ==========   =========   =========   =========
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